Exhibit 3.5

From: 503 227 2980                                Received by: NV Secretary of State

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Filed in the office of	Document Number
/s/ Barbara K. Cegavske	20150506371-30
Barbara K. Cegavske	Filing Date and Time
Secretary of State	11/19/2015 12:02 PM
State of Nevada	Entity Number
E0536112010-6

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY ● DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of corporation:

Medifirsi Solutions, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 is amended, in part, to read as follows:

"The authorized capital stock of the Corporation shall consist of 1,500,000,000 shares of Common Stock, par value $0.001 per share and 1,000,000 shares of Preferred Stock, par value $0.001".

All other provisions of Article 3 in effect prior to this amendment shall remain unchanged.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

written consent by majority

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, than the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit - After
Revised: 1-5-15